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                                                                    Exhibit 23.2



Houlihan Lokey Howard & Zukin Financial Advisors (Letterhead)




March 23, 2001


Mr. Charles A. Little
Senior Vice President and
Chief Accounting Officer
ClubCorp, Inc.
3030 LBJ Freeway, Suite 500
Dallas, TX  75234-7703

Dear Mr. Little:

We hereby consent to the references to our firm that appear in the Form 10-K for ClubCorp, Inc. for the fiscal year ended December 26, 2000, relating to our independent confirmation of the fair market value of the common stock, and to the incorporation by reference in the registration statement (Nos. 33-96568, 33-89818, 333-08041, 333-57107, and 333-52612) on Form S-8 of ClubCorp, Inc.



Houlihan Lokey Howard & Zukin Financial Advisors, Inc.